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                                                                   EXHIBIT 99.2

       LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

Board of Directors
Icon CMT Corp.
1200 Harbor Boulevard
Weehawken, New Jersey 07087

Members of the Board:

  We hereby consent to the inclusion of our opinion letter, dated December 10, 1998, to the Board of Directors of Icon CMT Corp. ("Icon") as Annex B to the Proxy Statement/Prospectus of Icon and Qwest Communication International Inc. ("Qwest") relating to the proposed merger transaction involving Icon and Qwest and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY--ICON SPECIAL MEETING--Opinion of Icon's Financial Advisor" and "PLAN OF MERGER--Background of the Merger," "--Recommendation of the Icon Board; Icon's Reasons for the Merger" and "--Opinion of Icon's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                                   /s/ Louis P. Friedman
                                          By:__________________________________
                                                     Louis P. Friedman
                                                     Managing Director

New York, New York
December 10, 1998